Exhibit 99.1

Insider Trading Policy

VERRA MOBILITY

LEGAL & COMPLIANCE

POLICIES

Legal and Compliance Policies

Insider Trading Policy

Policy #	LC-004	Effective Date	2/16/2023	Control Family
Version	1.22	Policy Owner	Chief Legal Officer	Policy Approver	Chief Legal Officer

Table of Contents

Purpose and Overview		2
Part I		2
1.	Applicability	2
2.	General Policy: No Trading or Causing Trading while in Possession of Material Nonpublic Information	3
3.	Definitions	3
4.	Compliance Officer	5
5.	Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information	6
6.	Employees Must Follow Company Guidelines Pertaining to Communications about the Company	6
7.	Other Transactions in Company Securities: Certain Exceptions to Policy	6
8.	Policy Violations Must Be Reported	6
9.	VRRM May Suspend All Trading Activities by Employees	7
10.	Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences	7
11.	This Policy is Subject to Revision	7
12.	All Persons Must Acknowledge Their Agreement to Comply with This Policy	7
Part II		7
13.	Executive Officers, Directors and Certain Named Employees are Subject to Additional Restrictions	7
14.	Trading Window	8
15.	Trading Pre-Clearance Required	8
16.	Pre-Clearance of Rule 10b5-1 Plans Required	9
17.	Hardship Exemptions	9
18.	Brokers	9
19.	Reporting of Transactions Required	9

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20.	Oversight by the Nominating and Corporate Governance Committee	10
21.	Named Employees Considered Insiders	10
22.	Special Guidelines for 10b5-1 Transactions	10
23.	Certain Types of Transactions Are Prohibited	13
Approval and Ownership		14
Revision History		14
Exhibit A – Section 16 Insiders		15
Exhibit B – Insider Employees		16
Exhibit C – Compliance Officers		19
Exhibit D – Form of Preclearance Request and Approval		20
Exhibit E – Form of Rule 10b5-1 Certification……………………………………………………………….21

Purpose and Overview

This Insider Trading Policy (“Policy”) describes the standards of Verra Mobility Corporation and its subsidiaries (“VRRM” or the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: Part I prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective immediate family members of the Company, and Part II imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company and (iii) the employees listed on Exhibit B hereto (collectively, the “Insiders”).

Part I

1. Applicability

This Policy applies to all employees, outside directors, officers, and consultants of Verra Mobility Corporation and its subsidiaries (“VRRM” or the “Company”), their family members and entities over which such individuals have or share voting or investment control. This Policy also applies to any other person who receives material nonpublic information from any VRRM insider or is otherwise designated by a VRRM Compliance Officer. For purposes of this policy, “family members” include people who live with you, or are financially dependent on you, and also include those whose transactions in securities are directed by you or are subject to your influence or control.

This Policy continues to apply following termination of employment or other relationship with VRRM until after the first trading day that any material

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non-public information in your possession has become public or is no longer material. Each employee, officer, consultant and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this policy, including any pre-clearances required.

2. General Policy: No Trading or Causing Trading while in Possession of Material Nonpublic Information

A. No person subject to this Policy may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information (as defined in Section 3 below) about the Company.

B. No person subject to this Policy who knows of any material nonpublic information about the Company may communicate that information to “tip” any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know”, even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with VRRM. To avoid the appearance of impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. Inquiries about VRRM should be directed to our Investor Relations team.

C. No person subject to this Policy may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No person subject to this Policy who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

D. For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, a Compliance Officer.

E. Insiders (as defined below) must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II below.

3. Definitions

A. Material. Insider trading restrictions apply only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

i. significant changes in the Company’s prospects;

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ii. significant write-downs in assets or increases in reserves;

iii. developments regarding significant litigation or government agency investigations;

iv. liquidity problems;

v. changes in earnings estimates or unusual gains or losses in major operations;

vi. major changes in the Company’s management or the board of directors;

vii. changes in dividends;

viii. extraordinary borrowings;

ix. major changes in accounting methods or policies;

x. award or loss of a significant contract;

xi. cybersecurity risks and incidents, including vulnerabilities and breaches;

xii. changes in debt ratings;

xiii. proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

xiv. offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult a Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

B. Nonpublic. Insider trading prohibitions apply only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the first trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

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i. information available to a select group of analysts or brokers or institutional investors;

ii. undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

iii. information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with a Compliance Officer or assume that the information is nonpublic and treat it as confidential.

4. Compliance Officer

Compliance Officer. The Company has designated Insider Trading Compliance Officers on Exhibit C (each, a “Compliance Officer”). The Company will amend Exhibit C from time to time as necessary to reflect the addition and departure of one or more Compliance Officers. The duties of each Compliance Officer will include the following:

A. administering, monitoring and enforcing compliance with the Policy;

B. responding to all inquiries relating to this policy and its procedures;

C. designating and announcing special trading blackout periods during which no Insiders may trade in Company securities;

D. providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as a Compliance Officer determines have access to material nonpublic information concerning the Company;

E. administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations;

F. assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G;

G. maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G;

H. revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations; and

I. maintaining the accuracy of the list of Section 16 Individuals as set forth on Exhibit A and the list of Insider Employees as set forth on Exhibit B, and updating such lists periodically as necessary to reflect additions or deletions.

Compliance Officers may designate one or more individuals who may perform the Compliance Officer’s duties in the event that a Compliance Officer is unable or unavailable to perform such duties. In fulfilling duties under this Policy, Compliance Officers shall be authorized to consult with VRRM outside counsel.

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5. Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information

U.S. federal securities laws prohibit the Company from selectively disclosing material nonpublic information. VRRM has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries about the Company should be directed to our Investor Relations team.

6. Employees Must Follow Company Guidelines Pertaining to Communications about the Company

Employees must follow the VRRM Disclosure and Regulation FD Policy and the communication guidelines contained in the Employee Handbook when communicating about the Company, including via social media or other Internet posting.

7. Other Transactions in Company Securities: Certain Exceptions to Policy

A. General Rule. This Policy applies to all transactions in VRRM securities, including any securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by VRRM, such as exchange-traded options.

B. Employee Benefit Plans.

i. Equity Incentive Plans. The trading restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards, including “same-day sale” or cashless exercise of Company stock options.

ii. Employee Stock Purchase Plans. The trading restrictions set forth in this Policy do not apply to purchases of Company securities pursuant to the employee’s advance instructions under employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan). However, no alteration to instructions regarding the level of withholding or the purchase of Company securities in such plans is permitted while in the possession of material nonpublic information. Any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this Policy.

8. Policy Violations Must Be Reported

Any person who violates this Policy, the Company’s Disclosure Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to a Compliance Officer or the Audit Committee of VRRM Board of Directors, as the SEC can seek civil penalties against the Company, our directors and supervisory personnel for failing to take appropriate steps to prevent illegal trading. Upon learning of any such violation, a Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

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9. VRRM May Suspend All Trading Activities by Employees

In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time VRRM may impose a “blackout” period during which some or all employees may not buy or sell VRRM securities. A Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by VRRM employees (or certain employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. If you are made aware of such a blackout period, do not disclose its existence to anyone.

10. Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences

A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

11. This Policy is Subject to Revision

VRRM may change the terms of this Policy from time to time to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes.

12. All Persons Must Acknowledge Their Agreement to Comply with This Policy

The Policy will be available on the Company’s internal website, delivered to all persons subject to this Policy upon adoption, and to all new other persons at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each such person must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for VRRM to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Part II

13. Executive Officers, Directors and Certain Named Employees are Subject to Additional Restrictions

A. Section 16 Insiders. The Company has designated those persons listed on Exhibit A (each a “Section 16 Insider”) as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC. The Company will

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amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

B. Insider Employees. VRRM has designated those persons listed on Exhibit B (“Insider Employees”) as employees who have frequent access to material nonpublic information concerning the Company. The Company will amend Exhibit B from time to time as necessary to reflect the addition and departure of Insider Employees.

C. Additional Restrictions. Because Section 16 Insiders and Insider Employees regularly possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in this Part II of the Policy. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

14. Trading Window

Any trade by an Insider that is subject to this Policy will be permitted only during an open “trading window.” Even when the window is open, all Company personnel are prohibited from trading in VRRM securities while in possession of material nonpublic information. The trading window generally opens following the close of trading on the first full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading fourteen (14) calendar days prior to the end of a fiscal quarter. In addition to when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information. A VRRM Compliance Officer will advise Insiders when the trading window opens and closes.

15. Trading Pre-Clearance Required

As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan authorized by a Compliance Officer, must be pre-cleared by a Compliance Officer. This requirement is intended to prevent inadvertent Policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted on the form attached hereto as Exhibit D to a Compliance Officer at least two business days in advance of each proposed transaction. If the Insider does not receive a response from a Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received. Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade.

16. Pre-Clearance of Rule 10b5-1 Plans Required

Pre-clearance is required for the establishment of a Rule 10b5-1 trading plan at least five full trading days prior to entry into or modification of the plan. However, pre-clearance

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will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan. All Section 16 Insiders must immediately report the results of transactions effected under a trading plan to a Compliance Officer since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade. Notwithstanding the foregoing, any transactions by a Compliance Officer who is also an Insider shall be subject to pre-clearance by another Compliance Officer, the Chief Financial Officer or, in the event of their unavailability, the Chief Executive Officer.

17. Hardship Exemptions

Compliance Officers may, on a case-by-case basis, authorize a transaction in VRRM securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The Insider requesting the hardship exemption must also certify to a Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning VRRM. The existence of the foregoing procedure does not in any way obligate a Compliance Officer to approve any hardship exemption requested by an Insider.

18. Brokers

All Insiders must ensure that their broker does not to execute any transaction for the Insider (other than under a previously authorized Rule 10b5-1 trading plan) until the broker has verified with a Compliance Officer that the transaction has been precleared.

19. Reporting of Transactions Required

To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to a Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:

• Transaction date (trade date).

• Number of shares involved.

• Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).

• For stock option exercises, the specific option exercised.

• Contact information for the broker who executed the transaction.

The transaction details must be reported to a Compliance Officer, with copies to VRRM personnel who will assist the Section 16 Insider in preparing his or her Form 4.

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20. Oversight by the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors will be responsible for monitoring and recommending any modification to this Policy, if necessary or advisable, to the Board of Directors. The Committee will also review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors.

21. Named Employees Considered Insiders

The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Part II. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

22. Special Guidelines for 10b5-1 Transactions

Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions that meet all of the enumerated criteria below:

A. Plan Requirements and Cooling-Off Periods. The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5‑1 (the “Rule”), including, without limitation:

i. Each Plan adopted by a Section 16 Insider must provide that trading under the plan cannot begin until the later of: (a) ninety days after the adoption of the Plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the Plan).

ii. Each Plan adopted by a Section 16 Insider must include a representation in such Plan certifying, at the time of adoption, that the adopting Section 16 Insider: (a) is not aware of material non-public information about the Company or its securities; and (b) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.

iii. Each Plan adopted by a person other than a Section 16 Insider must provide that trading under the plan cannot begin until the later of: (a) thirty days after the adoption of the Plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted.

iv. Each Plan must:

a. specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;

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b. prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales;

c. provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider; and

d. provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

B. Authorization by Compliance Officer. Each Plan must be authorized prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer. The Company reserves the right to withhold authorization of any Plan that a Compliance Officer determines, in his or her sole discretion,

i. fails to comply with the Rule, or

ii. would permit a transaction to occur before the cooling off periods set forth in Section 22A, or

iii. is established during a “closed” window period or a special “blackout” period, or the Insider is unable to represent to the satisfaction of the Compliance Officer that the Insider is not in possession of material nonpublic information regarding the Company, or

iv. lacks appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Insider, or

v. does not provide the Company the right to suspend all transactions under the Plan if the Compliance Officer, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events, or

vi. exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law, or

vii. creates any appearance of impropriety, or

viii. fails to meet the guidelines established by the Company, or

ix. otherwise fails to satisfy review by the Compliance Officer for any reason, in the sole discretion of the Compliance Officer.

C. Timing for Establishing New Plan. Each Plan must be established at a time when the trading window is open, and the person is not in possession of material nonpublic information.

D. Special Certification for Section 16 Insiders. Prior to adopting a Plan, any Section 16 Insider must submit the certification on the from attached hereto as Exhibit E to the

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Company’s Compliance Officer at least two business days in advance of adopting such Plan.

E. Limitations on Single-Trade and Overlapping Plans. No Insider may (i) adopt a new Plan, or (ii) enter into a single trade plan (i.e., a plan to affect the purchase or sale of the total amount of securities in a single transaction where the agent’s future trades do not depend on events or data unknown at the time the plan is entered into), if such Insider already has another Plan outstanding (each, a “Pre-Existing Trading Plan”); provided, however, that the Insiders may transact directly with the Company while there is a Pre-Existing Trading Plan (the “Prohibition on Overlapping Trading Plans”). Below is a list of exceptions to the Prohibition on Overlapping Trading Plans:

i. Trades with Different Broker-Dealers under a Single “Plan”: Insiders may use multiple brokers, through a series of separate contracts with different broker-dealers or agents acting on behalf of the Insider (other than the Company), to execute trades under a single Plan that covers securities held in different accounts, if each contract, when taken together as a whole, meets all of the requirements of the Rule. Any modification of one plan, contract or arrangement will be treated as a modification of the other contracts that are part of the single Plan.

ii. Consecutive 10b5-1 Plans: An Insider may maintain two separate Plans at the same time if trading under the later-commencing Plan is not authorized to begin until after all trades under the Pre-Existing Trading Plan are completed or expired. This exception is not available if the first trade under the later Plan is scheduled to occur during the “cooling off period” described in Section 22A applicable to the later Plan had it been adopted on the date the Pre-Existing Trading Plan terminated.

iii. “Sell-to-Cover” Transactions: Insiders may have a second Plan in addition to the Pre-Existing Trading Plan if the Plan only authorizes qualified sell-to-cover transactions that instruct the Insider’s agents to sell securities in order to satisfy tax withholding obligations at the time an award vests.

F. Modifications to a Plan.

a. Any modifications to the Plan or deviations from the Plan without prior authorization of a Compliance Officer is a violation of this Policy. Any such modifications or deviations are subject to the authorization of a Compliance Officer in accordance with Section B above.

b. Upon entering into or amending a Plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan)

G. Termination of a Plan. Any termination of a Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), the Insider may

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not affirmatively terminate the First Plan without pre-clearance pursuant to Section C above, because such termination is deemed to be entering into the Second Plan.

H. No Liability. None of the Company, Compliance Officers, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their authorization of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

23. Certain Types of Transactions Are Prohibited

A. Short Sales. Short sales of VRRM securities are prohibited, as short sales evidence the seller’s expectation that VRRM securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve VRRM performance. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits executive officers and directors from engaging in short sales.

B. Publicly Traded Options. Transactions in puts, calls or other derivative securities involving VRRM stock are prohibited, as such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of VRRM long-term objectives.

C. Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own VRRM securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.

D. Margin Accounts and Pledges. Directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess material nonpublic information or otherwise are not permitted to trade.

E. Short-Term Trading. Executive officers and directors who purchase VRRM securities in the open market may not sell any VRRM securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short-term stock market performance, instead of VRRM long-term business objectives, and may result in the disgorgement of any short swing profits.

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